Exhibit 3.1

STAFFING 360 SOLUTIONS, INC.

AMENDED AND RESTATED CERTIFICATE OF
DESIGNATION OF PREFERENCES, RIGHTS AND
LIMITATIONS

OF

SERIES H CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

The undersigned, Brendan Flood and Nick Koutsivitis, do hereby certify that:

1. They are the President and Secretary, respectively, of Staffing 360 Solutions, Inc., a Delaware corporation (the “Corporation”).

2. That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the Amended and Restated Certificate of Incorporation of the Corporation and the Amended and Restated By-Laws of the Corporation, the Board of Directors has duly adopted a resolution amending and restating the rights of the Series H Convertible Preferred Stock, declaring said amendment and restatement to be advisable; and

3. That this Amended and Restated Certificate of Designation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide that the rights set forth in the Certificate of Designation of the Series H Convertible Preferred Stock are hereby amended and restated as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Acquisition” means the acquisition of Headway Workforce Solutions, Inc. and its subsidiaries by the Corporation pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Stock Purchase Agreement, dated April 18, 2022, by and among the Corporation, Headway Workforce Solutions, Inc. and Chapel Hill Partners, LP, as the seller’s representative.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

“Closing” means the closing of the Acquisition pursuant to the terms of the Acquisition Agreement.

“Closing Date” means the Business Day on which the Acquisition Agreement and all related documentation have been executed and delivered by the applicable parties thereto and all conditions precedent to the consummation of the Acquisition and the issuance and delivery the Preferred Stock by the Corporation have, in each case, been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.00001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a)(i).

“Conversion Price” shall have the meaning set forth in Section 6(b).

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“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Debt Instruments” shall have the meaning set forth in Section 9(j).

“Dividend Rate” means an annual rate equal to twelve percent (12%), provided, if the Corporation has not redeemed all of the outstanding shares of the Series H Convertible Preferred Stock by the third (3rd) anniversary of the Issue Date, the Dividend Rate shall automatically be increased to an annual rate equal to fifteen percent (15%).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Delaware Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a)(i).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividend” shall have the meaning set forth in Section 3(a).

“Preferred Stock” shall have the meaning set forth in Section 2.

“Preferred Dividends” shall have the meaning set forth in Section 3(a).

“Quarterly Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Redemption Date” shall have the meaning set forth in Section 8(b).

“Redemption Notice” shall have the meaning set forth in Section 8(b).

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“Redemption Price” shall have the meaning set forth in Section 8(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series H Liquidation Preference” shall have the meaning set forth in Section 5.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Transfer Agent” means Action Stock Transfer Corporation, the current transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series H Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 9,000,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.00001 per share and a stated value equal to $1.00 (the “Stated Value”).

Section 3. Dividends and Distributions.

a) Cash Dividends. The Holders of the Preferred Stock shall be entitled to receive dividends, out of funds legally available therefor, at the rate equal to the Dividend Rate of the Stated Value (adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization) accruing from the date upon which such shares of Preferred Stock were first issued (the “Preferred Dividend”), in preference and priority to any payment of any dividend on shares of capital stock ranking junior to the Series H Convertible Preferred Stock in dividends or liquidation rights. The Preferred Dividend shall be payable quarterly in arrears on March 30th, June 30th, September 30th and December 31st of each calendar year (each such date a “Quarterly Dividend Payment Date”), except that if any Quarterly Dividend Payment Date is not a Business Day, then they shall be payable on the next succeeding Business Day. The Preferred Dividend shall be payable in cash, provided, however, if any event of default has occurred under any of the Corporation’s or its subsidiaries’ Debt Instruments (as defined below) or payment of such dividend in cash would not be permissible under applicable law, then the Corporation may pay such dividend in-kind by adding the amount of such Preferred Dividend to the Stated Valued (“PIK Dividends”). In the event that the Corporation pays the Preferred Dividend on any given Quarterly Dividend Payment Date as PIK Dividends, then the Dividend Rate for the applicable quarter, retroactive to the first day of such quarter, shall be increased by three (3) percentage points. Preferred Dividends shall be cumulative, whether or not declared or paid. Dividends payable on the Series H Convertible Preferred Stock will be computed on the basis of a 365-day year and the actual number of days elapsed and will be deemed to accrue on a daily basis.

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b) Calculation and Payment. Preferred Dividends shall be cumulative, whether or not declared or paid. Dividends payable on the Series H Convertible Preferred Stock will be computed on the basis of a 365-day year consisting of twelve 30-day months and the number of days actually elapsed, and will be deemed to accrue on a daily basis.

c) Failure to Pay Dividends. For so long as the Preferred Stock is outstanding, if the Corporation fails to pay accrued dividends to any Holder of the Preferred Stock for any quarter pursuant to Section 3(a), whether in cash or in kind, the then the Dividend Rate for the applicable quarter, retroactive to the first day of such quarter, shall be increased by three (3) percentage points to annual rate equal to fifteen percent (15%).

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall vote on an “as converted” basis on all matters submitted to the holders of Common Stock for approval. In addition, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, voting as a separate class, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation legally available therefor, prior and in preference to the Common Stock, and on a pari passu basis with the Corporation’s other classes of preferred stock (if any), an amount per share of Preferred Stock equal to the greater of: (i) an amount equal to the sum of (A) the Stated Value, plus (B) any accrued but unpaid dividends on such share of Preferred Stock as of immediately prior to such Liquidation and (ii) the amount that would be distributable pursuant to such Liquidation in respect of the shares of Common Stock into which such share of Preferred Stock would be converted pursuant to Section 6 hereof (without regard to any of the limitations on convertibility contained therein) if all outstanding shares of the Preferred Stock were converted into shares of Common Stock as of immediately prior to such Liquidation; provided, that in each such case, if a Liquidation occurs prior to the Redemption Date, in calculating the accrued but unpaid dividends on such share of Preferred Stock held by such Holder, the Holder will be deemed entitled to, and such share of Preferred Stock shall be deemed to have accrued, all Preferred Dividends that would have accrued between the Closing Date and Redemption Date, less any Preferred Dividends previously paid to the Holder prior to such Liquidation (the “Series H Liquidation Preference”). For the avoidance of doubt, following the payment of the Series H Liquidation Preference upon a Liquidation, the Preferred Stock will not participate in any distribution to the Common Stock or other class or series of capital stock of the Corporation

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Section 6. Conversion.

a) Conversions at Option of Holder,

i.	Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Preferred Stock shall equal $2.5714, subject to adjustment herein (the “Conversion Price”).

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c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than the five (2) Business Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends on the shares of Preferred Stock subject to such Conversion, if any. Each certificate evidencing shares of Common Stock issued to the Holder following the conversion of the Series H Convertible Preferred Stock shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION.

ii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Acquisition Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

d) [Intentionally Omitted]

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Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock , (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

c) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8. Redemption.

a) General. Unless prohibited by Delaware law governing distributions to stockholders, shares of the Preferred Stock may be redeemed by the Corporation through a cash payment at a per share price equal to the Stated Value (including, for the avoidance of doubt, all PIK Dividends accreted thereto), plus all accrued but unpaid dividends thereon (the “Redemption Price”), at any time on or after the Original Issue Date. Upon the third anniversary of the Original Issue Date, the Corporation shall redeem all of the shares of the Preferred Stock at the Redemption Price.

b) Redemption Notice. The Corporation shall send written notice of any redemption (the “Redemption Notice”) to each Holder of record of Preferred Stock not less than ten (10) days prior to the date that such shares are to be redeemed (the “Redemption Date”). Each Redemption Notice shall state:

i. the number of shares of Series H Convertible Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

ii. the Redemption Date and the Redemption Price; and

iii. for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series H Convertible Preferred Stock to be redeemed.

c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder of record of shares of Preferred Stock to be redeemed on such Redemption Date, unless such Holder has exercised his, her or its right to convert such shares as provided in Section 6, shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such Holder.

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d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

e) Failure to Redeem on Third Anniversary of the Closing Date. In the event the Corporation fails to redeem the Preferred Stock on or prior to the third anniversary of the Original Issue Date, the then the Dividend Rate for the period commencing on the third anniversary of the Original Issue Date and ending on the date the Preferred Stock is redeemed, shall be increased by three (3) percentage points to annual rate equal to fifteen percent (15%).

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Brendan Flood, e-mail address brendan.flood@staffing360solutions.com or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Acquisition Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 9 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, the second Trading Day following the date of mailing, (iii) if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Acquisition Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series H Convertible Preferred Stock.

j) Debt Instruments. Notwithstanding anything contained herein to the contrary, any payment of dividends or Redemption Price in cash may not be permitted by the Corporation’s and its subsidiaries then-existing debt instruments (collectively “Debt Instruments”). To the extent that the Corporation is not able to pay any dividends or Redemption Price in cash under applicable law and in compliance with its and its subsidiaries Debt Instruments, the Corporation shall not have any obligation to pay such amount in cash until such that such cash payment would be permissible under such Debt Instruments and applicable law.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 23rd day of May 2022.

By:	/s/ Brendan Flood	By:	/s/ Nick Koutsivitis
Name:	Brendan Flood	Name:	Nick Koutsivitis
Title:	Chairman, CEO & President	Title:	Secretary

Signature Page to Certificate of Designation

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series H Convertible Preferred Stock indicated below into shares of common stock, par value $0.00001 per share (the “Common Stock”), of Staffing 360 Solutions, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Acquisition Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ____________________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________________________

Number of shares of Preferred Stock to be Converted: _______________________________________

Stated Value of shares of Preferred Stock to be Converted: ____________________________________

Number of shares of Common Stock to be Issued: __________________________________________

Applicable Conversion Price: __________________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: _______________________________

Address for Delivery: ______________________

[HOLDER]

By:
Name:
Title:

Signature Page to Certificate of Designation